                                                                    EXHIBIT 2.15




                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                  THE RADER GROUP, INC., A FLORIDA CORPORATION,

                 THE RADER GROUP, INC., A COLORADO CORPORATION,

                              BILL T. RADER, Ph.D.,

                                       AND

                        RAMSAY EDUCATIONAL SERVICES, INC.


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                                TABLE OF CONTENTS
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SECTION I. PURCHASE AND SALE OF THE SHARES........................................................................2

         1.1      Purchase and Sale of the Shares.................................................................2
         1.2      Assignment......................................................................................2

SECTION II. THE PURCHASE PRICE....................................................................................2

         2.1      Purchase Price..................................................................................2
         2.2      Earn Out........................................................................................2

SECTION III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER....................................4

         3.1      Organization and Qualification..................................................................4
         3.2      Authority.......................................................................................4
         3.3      No Legal Bar; Conflicts.........................................................................4
         3.4      Capitalization..................................................................................5
         3.5      Financial Statements; No Undisclosed Liabilities................................................5
         3.6      Absence of Certain Changes......................................................................6
         3.7      Accounts Receivable.............................................................................6
         3.8      No Dividends, Loans, Etc........................................................................7
         3.9      Real Property...................................................................................7
         3.10     Title to Assets; Condition of Property..........................................................8
         3.11     Taxes...........................................................................................8
         3.12     Compliance with Applicable Law; Permits; Authorizations; Environmental, Health & Safety.........9
         3.13     Contractual and Other Obligations..............................................................10
         3.14     Compensation...................................................................................11
         3.15     Employee Benefit Plans.........................................................................11
         3.16     Labor Relations................................................................................12
         3.17     Insurance......................................................................................13
         3.18     Conduct of Business; Allowances................................................................13
         3.19     Patents, Trademarks, Etc.......................................................................13
         3.20     Power of Attorney; Bank Accounts...............................................................14
         3.21     No Foreign Person..............................................................................14
         3.22     Books and Records..............................................................................14
         3.23     Litigation; Disputes...........................................................................14
         3.24     Insider Interests; Intercompany Transactions...................................................15
         3.25     Disclosure.....................................................................................15

SECTION IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER......................................................15

         4.1      Organization...................................................................................15
         4.2      Authority......................................................................................15

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
         4.3      No Legal Bar; Conflicts........................................................................15

SECTION V. CERTAIN COVENANTS OF THE SHAREHOLDER, THE COMPANY AND THE PURCHASER...................................16

         5.1      Publicity......................................................................................16
         5.2      Encumbrances...................................................................................16
         5.3      Confidential Information.......................................................................16
         5.4      Brokers and Finders............................................................................16
         5.5      Cash Management................................................................................17
         5.6      Rader Database.................................................................................17

SECTION VI. CLOSING............................................................................................. 17

         6.1      Time and Place of Closing......................................................................17
         6.2      Delivery of the Shares.........................................................................17

SECTION VII. CONDITIONS TO THE SHAREHOLDER'S OBLIGATION TO CLOSE.................................................18

         7.1      No Litigation..................................................................................18
         7.2      Representations, Warranties and Covenants......................................................18
         7.3      Opinion of the Purchaser's Counsel.............................................................18

SECTION VIII. CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE..................................................18

         8.1      No Litigation..................................................................................18
         8.2      Representations, Warranties and Covenants......................................................18
         8.3      Other Certificates.............................................................................19
         8.4      Employment Agreement...........................................................................19
         8.5      Opinion of the Company's and the Shareholder's Counsel.........................................19
         8.6      Sale of All of the Shares......................................................................19
         8.7      Due Diligence..................................................................................19
         8.8      Consents.......................................................................................19
         8.9      Merger.........................................................................................19

SECTION IX. INDEMNIFICATION......................................................................................20

         9.1      Indemnification by the Shareholder.............................................................20
         9.2      Indemnification by the Purchaser...............................................................20
         9.3      Procedure for Indemnification..................................................................20
         9.4      Subrogation....................................................................................22
         9.5      Validity.......................................................................................22
         9.6      Time Periods for Representation and Warranty Indemnifications..................................22
         9.7      Limits on Indemnification......................................................................22
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SECTION X. NON-COMPETITION AGREEMENT.............................................................................23

         10.1     Solicitation of Employees......................................................................23
         10.2     Noncompetition.................................................................................23
         10.3     Equitable Relief...............................................................................23

SECTION XI. MISCELLANEOUS........................................................................................24

         11.1     Notices........................................................................................24
         11.2     Entire Agreement...............................................................................25
         11.3     Further Assurances.............................................................................25
         11.4     Expenses.......................................................................................25
         11.5     Injunctive Relief..............................................................................26
         11.6     Arbitration....................................................................................26
         11.7     Invalidity.....................................................................................26
         11.8     Successors and Assigns.........................................................................27
         11.9     Governing Law..................................................................................27
         11.10    Counterparts...................................................................................27
         11.11    Knowledge......................................................................................27
         11.12    Independence of Covenants and Representations, Schedules, Etc..................................27
         11.13    Interpretation.................................................................................28
         11.14    Gender and Number..............................................................................28
         11.15    Headings.......................................................................................28
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                                      iii

                                      ANNEX

A.            DEFINITIONS

                                    SCHEDULES

3.3           COMPANY AND SHAREHOLDER CONSENTS
3.5           FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES
3.6           ABSENCE OF CERTAIN CHANGES
3.7           ACCOUNTS RECEIVABLE
3.8           NO DIVIDENDS, LOANS, ETC.
3.9           LEASED REAL PROPERTY
3.10(a)       PERMITTED LIENS
3.11          TAXES
3.12(b)       PERMITS
3.13          CONTRACTS
3.14          COMPENSATION
3.15          EMPLOYEE BENEFIT PLANS
3.17          INSURANCE
3.19          INTELLECTUAL PROPERTY RIGHTS
3.20          BANK ACCOUNTS
3.23          LITIGATION
3.24          INSIDER INTERESTS; INTERCOMPANY TRANSACTIONS
4.3           PURCHASER CONSENTS

                                    EXHIBITS

A.            FORM OF EMPLOYMENT AGREEMENT

                            STOCK PURCHASE AGREEMENT

                  THIS AGREEMENT made as of the 19th day of November, 1998 by and among The Rader Group, Inc., a Florida corporation ("RGIF") and The Rader Group, Inc., a Colorado corporation ("RGIC"; together with RGIF, collectively, the "Company"), Bill T. Rader, Ph.D., (the "Shareholder"), the owner of all of the issued and outstanding shares of common stock, no par value, of RGIF (the "RGIF Common Stock") and all of the issued and outstanding shares of common stock, $1.00 par value, of RGIC (the "RGIC Common Stock") and Ramsay Educational Services, Inc., a Delaware corporation (the "Purchaser"). Capitalized terms used herein and not defined in the specific Section in which they are used shall have the meanings assigned to such terms in Annex A attached hereto.

                              W I T N E S S E T H:

                  WHEREAS, the Company is engaged in the business of providing education and other services (including without limitation management and administrative services) to charter schools and other businesses and entities (such activities and all incidental or related businesses of the Company being herein referred to as the "Business");

                  WHEREAS, the Shareholder is the holder of 1,000 shares of RGIF Common Stock and 1,000 shares of RGIC Common Stock, which shares of RGIF Common Stock and RGIC Common Stock constitute all of the issued and outstanding shares of capital stock of the Company (all such shares held by the Shareholder being hereinafter referred to collectively as the "Shares");

                  WHEREAS, the Purchaser desires to acquire from the Shareholder, and the Shareholder desires to sell to the Purchaser, all of the Shares on the terms and subject to the conditions hereinafter set forth;

                  WHEREAS, it is a condition precedent to the Closing that the Purchaser and the Shareholder enter into an employment agreement in the form attached hereto as Exhibit A (the "Employment Agreement"); and

                  WHEREAS, to induce the Purchaser to enter into this Agreement and perform its obligations hereunder, each of the Company and the Shareholder has agreed to make the representations, warranties, covenants and agreements (including, without limitation, the indemnification and non-competition agreements) set forth herein.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

                                   SECTION I.

                         PURCHASE AND SALE OF THE SHARES

                  1.1 PURCHASE AND SALE OF THE SHARES. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, the Shareholder shall sell, assign, convey and deliver to the Purchaser (or its designee), free and clear of all Liens, and the Purchaser (or its designee) shall purchase, acquire and accept from the Shareholder, free and clear of all Liens, all of the Shares.

                  1.2 ASSIGNMENT. The parties hereto acknowledge and agree that the Purchaser may designate one or more direct or indirect wholly-owned subsidiaries of the Purchaser or Ramsay Health Care, Inc., a Delaware corporation ("Ramsay"), to acquire the Shares, provided, however, that the Purchaser's payment obligations hereunder shall not be affected by any such designation.

                                  SECTION II.

                               THE PURCHASE PRICE

                  2.1 PURCHASE PRICE. The purchase price for the Shares shall consist of the Closing Purchase Price and the Earn Out Payments (collectively, the "Purchase Price"). At the Closing, the Purchaser shall pay an aggregate amount for the Shares equal to $1,000,000 (the "Closing Purchase Price"), payable in cash by certified or bank check or by bank wire transfer of immediately available funds to a banking account designated by the Shareholder at least two business days prior to the Closing.

                  2.2 EARN OUT. (a) In addition to the Closing Purchase Price, the Shareholder shall be entitled to the Earn Out Payments, if any, determined in accordance with this Section 2.2 as follows:

                      (i) on or before October 31, 1999 (or such later date as
                  shall be the third business day after the final resolution of a dispute in the event of the delivery of a Dispute Notice by the Company in accordance with subsection (b) below)(the "First Payment Date") an amount equal to the First Earn Out Payment;

                      (ii) on or before September 30, 2000 (or such later date
                  as shall be the third business day after the final resolution of a dispute in the event of the delivery of a Dispute Notice by the Company in accordance with subsection (b) below)(the "Second Payment Date") an amount equal to the Second Earn Out Payment;

                      (iii) on or before September 30, 2001 (or such later date
                  as shall be the third business day after the final resolution of a dispute in the event of the delivery of a Dispute Notice by the Company in accordance with subsection (b) below)(the "Third Payment Date") an amount equal to the Third Earn Out Payment;

                      (iv) on or before September 30, 2002 (or such later date
                  as shall be the third business day after the final resolution of a dispute in the event of the delivery of a Dispute Notice by the Company in accordance with subsection (b) below) (the "Fourth Payment Date") an amount equal to the Fourth Earn Out Payment; and

                      (v) on or before September 30, 2003 (or such later date as shall be the third business day after the final resolution of a dispute in the event of the delivery of a Dispute Notice by the Company in accordance with subsection (b) below)(the "Fifth Payment Date"; together with the First Payment Date, the Second Payment Date , the Third Payment Date and the Fourth Payment Date, the "Payment Dates") an amount equal to the Fifth Earn Out Payment.

                  Each of the Earn Out Payments, if payable pursuant to this
Section 2.2, shall be paid to the Shareholder on the applicable Payment Dates by certified or bank check or by wire transfer of immediately available funds, to a bank account designated by the Shareholder at least two business days prior to each of the Payment Dates.

                  (b) (i) On or prior to the date which is sixty (60) days after each of June 30, 1999, June 30, 2000, June 30, 2001, June 30,
                  2002 and June 30, 2003, the Purchaser shall give notice to the Shareholder of its calculations of EBITDA for the period commencing on the Closing Date and ending June 30, 1999 and for the 12-month periods ending June 30, 2000, June 30, 2001, June 30, 2002 and June 30, 2003, respectively (each, an "EBITDA Notice"). Each EBITDA Notice shall be accompanied by a statement of EBITDA of the Purchaser for the applicable 12-month or other period prepared in accordance with GAAP (except for the absence of footnotes) and otherwise in accordance with the terms and conditions of this Agreement.

                     (ii) If the Shareholder disputes the amount of EBITDA set
                  forth in the applicable EBITDA Notice, the Shareholder shall give written notice (each, a "Dispute Notice") to the Purchaser within 25 days after the date of delivery of the applicable EBITDA Notice to the Shareholder (each, a "Dispute Period"), which Dispute Notice shall specify in reasonable detail the matters and reasons for such dispute and the amount in dispute. If the Purchaser and the Shareholder are unable to resolve the disputed matters set forth in the applicable Dispute Notice within 30 days after receipt by the Purchaser of the Dispute Notice, all disputed matters raised in the Dispute Notice and not resolved (the "Disputed Matters") shall be submitted to such independent accounting firm as is chosen by the mutual agreement of the Purchaser and the Shareholder acting promptly and in good faith (such firm which accepts the engagement, the "Independent Auditor"), for final resolution in accordance with the terms and provisions of this Agreement. The Purchaser and the Shareholder shall use their respective best efforts to cause the Independent Auditor to make its determination as to the resolution of such Disputed Matters (the "Determination") as soon as possible, but in no event later than 45 days after receipt of the Disputed Matters. The Determination shall be limited to the Disputed Matters, shall be final and binding upon all of the parties hereto, and shall be reflected in a written report which shall be promptly delivered by the Independent Auditor to the Purchaser and the Shareholder. One-half of all fees and disbursements of the Independent Auditor shall be paid by the Shareholder, on one hand, and one-half of such fees and disbursements shall be paid by the Purchaser, on the other hand. It is understood and agreed that if the Shareholder does not deliver the Dispute Notice to the Purchaser within the applicable Dispute Period, then the applicable EBITDA Notice shall be deemed accepted in all respects by the Shareholder and shall be final and binding upon all of the parties hereto.

                                  SECTION III.

                         REPRESENTATIONS AND WARRANTIES
                       OF THE COMPANY AND THE SHAREHOLDER

                  Each of the Company and the Shareholder, jointly and severally, hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, that:

                  3.1 ORGANIZATION AND QUALIFICATION. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to own its properties and to conduct the businesses in which it is now engaged. The Company is in good standing in each other jurisdiction wherein the failure so to qualify could have a Material Adverse Effect. The Company does not have any subsidiaries, own any capital stock or other proprietary interest, directly or indirectly, in any other corporation, association, trust, partnership, joint venture or other entity, nor have any agreement with any person, firm or corporation or other entity to acquire any such capital stock or other proprietary interest. Accurate and complete copies of the certificate of incorporation, including all amendments thereto and restatements thereof, and by-laws of the Company and of the corporate minutes and the stock record books of the Company have been delivered to the Purchaser. Complete and accurate records with respect to the issuance, transfer, redemption and cancellation of all shares of capital stock of the Company are set forth in such stock record books.

                  3.2 AUTHORITY. The execution and delivery by the Company and the Shareholder of this Agreement and each other instrument or document required to be executed and delivered by the Company or the Shareholder pursuant hereto, the performance by the Company and the Shareholder of its respective covenants and agreements hereunder and thereunder and the consummation by the Company and the Shareholder of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, shareholder or other action. This Agreement and each other instrument or document required to be executed and delivered by the Company or the Shareholder pursuant hereto constitutes a valid and legally binding obligation of the Company and the Shareholder party thereto, enforceable against the Company and the Shareholder in accordance with its terms.

                  3.3 NO LEGAL BAR; CONFLICTS. Neither the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by the Company or the Shareholder pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, violates or will violate any provision of the certificate of incorporation or by-laws of the Company or, except as set forth on Schedule 3.3 hereto, any statute, ordinance, regulation, order, judgment or decree of any court or other Governmental Authority or any Permit, or conflicts with or will conflict with or results in or will result in any breach or modification of any of the terms of or constitutes or will constitute a default under or results in or will result in the termination of or the creation of any Lien, acceleration right or other right pursuant to the terms of any Contract or Permit or will in any way affect the continuation, validity or effectiveness of any Contract or Permit. Except as set forth on Schedule 3.3 hereto, no consents, approvals or authorizations of, or designations, registrations, declarations or filings with or notices to, any Governmental Authority or any other person or entity are required pursuant to any Contract, Permit or otherwise in connection with the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by the Company or the Shareholder pursuant hereto, or the consummation of the transactions contemplated hereby or thereby.

                  3.4 CAPITALIZATION. The authorized capital stock of RGIF consists of 1,000 shares of RGIF Common Stock, of which 1,000 shares are issued and outstanding. The authorized capital stock of RGIC consists of 1,000 shares of RGIC Common Stock of which 1,000 shares are issued and outstanding. The Shares constitute all of the outstanding shares of capital stock of the Company. All of the issued and outstanding shares of RGIF Common Stock and RGIC Common Stock have been duly and validly authorized and issued, are fully paid and non-assessable and are owned beneficially and of record by the Shareholder, in each case free and clear of all Liens (including without limitation any restriction on the right to vote, sell or otherwise dispose of the Shares). There are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to which the Company or the Shareholder is subject to or bound relating to the issuance, sale, transfer or redemption of shares of RGIF Common Stock and RGIC Common Stock and no person or entity other than the Shareholder has any interest in the RGIF Common Stock and RGIC Common Stock or the Company. No shares of capital stock or other securities of the Company are reserved for any purpose. The Shareholder has the unrestricted right to transfer the Shares to the Purchaser and, upon transfer of the Shares to the Purchaser hereunder, the Purchaser will acquire good, valid and marketable title to the Shares, free and clear of all Liens.

                  3.5 FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES. (a) The Company and the Shareholder have delivered to the Purchaser, the Company's unaudited consolidated balance sheet as at June 30, 1998 (the "Balance Sheet"), a copy of which is attached to Schedule 3.5 hereto. The Company has also delivered to the Purchaser the Company's unaudited statements of Profit and Loss for the two-month period ended August 26, 1998 and the 12-month periods ended June 30, 1997 and 1998 (collectively, the "Profit and Loss Statements"; and together with the Balance Sheet, the "Financial Statements"). The Financial Statements are complete and correct, have been prepared from the books and records of the Company and fairly present the financial condition of the Company as at their respective dates and the results of their operations for the periods covered thereby. The Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation. Except as set forth in Schedule 3.5 hereto, the books and records of the Company are such that audited consolidated financial statements of the Company may be prepared for at least a two year period prior to the Closing without undue time or expense.

                  (b) Except to the extent set forth in or reserved against in the Balance Sheet or as specifically identified in Schedule 3.5 hereto, and except for current liabilities incurred in the ordinary course of business consistent with past practices (and not materially different in type or amount) since the date of the Balance Sheet, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, known or unknown, contingent or otherwise, whether due or to become due, whether properly reflected under generally accepted accounting principles as a liability or a charge or reserve against an asset or equity account or not, and whether the amount thereof is readily ascertainable or not.

                  3.6 ABSENCE OF CERTAIN CHANGES. Except as set forth in
Schedule 3.6 hereto, subsequent to June 30, 1998, there has not been with respect to the Company or the Business any (a) adverse change in the condition, financial or otherwise, or in the results of operation, assets, properties, business or prospects of the Company; (b) damage or destruction (whether or not insured) affecting any of the assets, properties, business or operations; (c) labor dispute or threatened labor dispute involving any employee of the Company or, to the best knowledge of the shareholder any School; (d) any actual or, to the best knowledge of the Shareholder threatened, dispute with any School, school board, regulatory authority, customer or supplier, or any actual or, to the best knowledge of the Shareholder threatened, loss of business from any School or other customer or supplier; (e) changes in the methods or procedures for billing or collection of accounts or recording of accounts receivable or reserves for doubtful accounts; (f) sale, assignment or transfer of any of the assets or properties, except in the ordinary course of business and consistent with past practice; (g) cancellation of any debts or waivers of any claims or rights of substantial value; (h) agreements or commitments for capital expenditures in excess of $5,000 in the aggregate for repairs or additions to property, plant, equipment or tangible capital assets other than as approved by the Purchaser in writing; (i) change in any method of accounting or accounting principles; (j) increase in the compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any salesman, distributor, agent or employee other than increases in salary to employees in the ordinary course of business and consistent with past practices and promptly disclosed to the Purchaser in writing; (k) Contract, transaction, arrangement or other action entered into or taken by the Company not in the ordinary course of business consistent with past practices; (l) cash or other dividend or distribution of any kind in respect of the Company's capital stock, (m) Liens with respect to the Business or any of the assets or properties of the Company; or (n) agreement or commitment to do any of the foregoing.

                  3.7 ACCOUNTS RECEIVABLE. All accounts receivable of each of the Company which are reflected in the Balance Sheet, and all such accounts receivable which will have arisen since the date of the Balance Sheet are valid and shall have arisen only from bona fide arms-length transactions in the ordinary course of the business and shall be (or have been) fully collected within 90 days after it arose, without resort to litigation and without offset or counterclaim, in the aggregate face amounts thereof. All accounts receivable of the Company are fully and correctly reflected on the Financial Statements. To the knowledge of the Company and the Shareholder, no basis exists for the assertion of any counterclaim or set-off or the repayment of any accounts receivable or payments heretofore received by the Company. Schedule 3.7 hereto accurately sets forth the amount, if any, of all commissions paid or due, and to whom paid or due, with respect to all accounts receivable of the Company, as of the date hereof.

                  3.8 NO DIVIDENDS, LOANS, ETC. (a) Except as set forth on
Schedule 3.8 hereof and subject to Section 5.5 hereof, subsequent to June 30, 1998, the Company has not (i) declared or paid any dividend (whether in cash, in property or otherwise) or made any other distribution of any kind in respect of its capital stock, and the Company has no obligation (contingent or otherwise) to pay any dividends or make any other distribution of any kind, or (ii) purchased, redeemed or otherwise acquired or disposed of or issued any shares of capital stock or any notes, bonds or other securities of any kind and has no obligation (contingent or otherwise) to do any of the foregoing. The Company has paid on a timely basis (i) all normal and recurring installments of Company Indebtedness, (ii) all amounts due and payable under leases and other contractual obligations and (iii) all other amounts due and payable to any other persons or entities. Except as set forth on Schedule 3.8, subsequent to June 30, 1998, the Company has not incurred any Company Indebtedness or entered into any Debt Documents. As of the Closing Date, the Company does not have any outstanding loans or advances to the Shareholder or members of the family of the Shareholder, or any affiliate of the Shareholder or family member.

                  (b) Schedule 3.8 hereto is a complete and accurate list of the following with respect to all Company Indebtedness: (i) the name and address of each Debt Holder; (ii) the aggregate outstanding principal amount of Company Indebtedness payable to each Debt Holder as of the date hereof, payment schedules and maturities thereof; and (iii) a list of all Debt Documents, including those creating any Liens on the Shares or any of the assets or properties of the Company.

                  3.9 REAL PROPERTY. (a) The Company does not own any land or any other real property. A list and description of all real property leased to or by the Company or the Schools or in which the Company or the Schools have any interest is set forth in Schedule 3.9 hereto. All such leased real property is held subject to written leases or other agreements which are valid and effective in accordance with their respective terms, and there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults, thereunder on the part of the Company. Neither the Company nor the Shareholder has knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease referred to in Schedule 3.9 hereto. Neither the Company nor the Shareholder has received any written or oral notice to the effect that any lease will not be renewed at the termination of the term thereof or that any such lease will be renewed only at a substantially higher rent.

                  (b) Neither the Company nor the Shareholder has received any written notice of, and neither of the Company nor the Shareholder is aware of, any violation of any laws, rules, regulations or ordinances relating to the real property leased by the Company or leased or owned by any of the Schools (the "Real Property") or requesting or requiring the performance of any repairs, alterations or other work in order so to comply.

                  (c) The buildings and other improvements constituting a part of the Real Property have no structural, roof or other defects and such buildings and improvements (including, without limitation, all plumbing, heating, electrical, air conditioning, ventilation and other mechanical systems and equipment) are in good working order, condition and repair, normal wear and tear excepted.

                  (d) To the best knowledge of the Shareholder, the Real Property (and uses to which it is put) conforms with all applicable laws, rules, ordinances, regulations and all applicable agreements to which the Company or the applicable School is a party or by which the Real Property is subject to or bound, including, without limitation, those relating to zoning and safety standards and the rules and regulations relating thereto.

                  3.10 TITLE TO ASSETS; CONDITION OF PROPERTY. (a) The Company has good, valid and marketable title to all of its properties and assets, tangible and intangible, including, without limitation, the properties and assets listed on the Balance Sheet, free and clear of all Liens (except for assets leased under leases set forth in Schedules 3.9 or 3.13 hereto, and except for accounts receivable collected upon since the Balance Sheet Date in the ordinary course of business consistent with past practices), except for the Liens listed on Schedule 3.10(a) hereto (collectively, "Permitted Liens").

                  (b) All of the assets and properties (including, without limitation, all equipment and the improvements, fixtures and appurtenances on or to the real property leased by the Company) are in good operating condition and repair, normal wear and tear excepted, and have been maintained and serviced in accordance with the prudent conduct of business, are suitable for the purposes for which they presently are being used and constitute all of the assets and properties used in the operations of, and necessary to operate, the Business as presently conducted. None of the assets or properties utilized, owned or leased by the Company (or uses to which they are put) fails to conform with any applicable agreement, law, ordinance or regulation. Except with respect to assets leased pursuant to valid leases set forth on Schedules 3.9 or 3.13 hereto, the Company owns all the properties and assets located at or on any of the leased premises of the Company and owns all of the properties, leases and assets necessary for or used in the conduct of the Business.

                  3.11 TAXES. (a) The Company has filed or caused to be filed on a timely basis all federal, state, local, foreign and other tax returns, reports and declarations (collectively, "Tax Returns") required to be filed by it and has paid all taxes, including, but not limited to, income, gross receipts, capital stock, profits, stamp, occupation, transfer, value added, excise, franchise, sales, use, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security and workers' compensation taxes and estimated income and franchise tax payments, and interest, penalties, fines, costs and assessments (collectively, "Taxes"), due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon). All Tax Returns filed by or on behalf of the Company are true, complete and correct.

                  (b) There are no Tax Liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of the Company. No deficiency in Taxes of the Company for any period has been asserted by any taxing authority which remains unpaid at the date hereof. No Tax Returns of the Company have ever been audited. No written inquiries or notices have been received by the Company from a taxing authority with respect to possible claims for Taxes which have not been resolved prior to the date hereof, neither the Company nor the Shareholder has any reason to believe that such an inquiry or notice is pending or threatened, and there is no basis for any additional claims or assessments for Taxes. The Company has not agreed to the extension of the statute of limitations with respect to any Tax Returns or Tax periods. There are no assessments relating to the Company's Tax Returns pending or threatened. The Company has delivered to the Purchaser complete and correct copies of the federal and state income (or franchise) Tax Returns filed by each of them for the past three years. The Company is not in the business of selling tangible personal property at retail and is not a person required to collect sales tax in Florida. The Company has elected, pursuant to Section 1362 of the Code, to be treated as an S corporation as that term is defined in Section 1361 of the Code, for federal and any applicable state and local tax purposes. The Company's election to be treated as an S corporation, was valid and timely filed and has never been challenged by the Internal Revenue Service or any state or local taxing authority, and the Company's election is effective under the Code in all states and localities that recognize the tax status of S corporation where the Company is subject to Taxes. The Company is not, and has never been, the common parent or a member of any affiliated group of corporations filing a consolidated federal income tax return, and is not a party to any tax sharing agreement or other arrangement pursuant to which it could be liable for the Taxes of any third party.

                  (c) Except as set forth in Schedule 3.11 hereto, the accrual for Taxes reflected in the Financial Statements accurately reflects the total amount of all unpaid Taxes, whether or not disputed and whether or not presently due and payable, of the Company as of the close of the period covered by the Financial Statements. Adequate accruals and reserves have been made in the Financial Statements and the books and records of the Company for the payment of all unpaid federal, state, local and other Taxes of the Company for all periods through the respective dates thereof, through the Closing Date, whether or not yet due and payable and whether or not disputed by the Company, and nothing has occurred subsequent to the dates of such Financial Statements or such accruals or reserves in such books and records which make such accruals and reserves inadequate.

                  3.12 COMPLIANCE WITH APPLICABLE LAW; PERMITS; AUTHORIZATIONS; ENVIRONMENTAL, HEALTH & SAFETY. (a) GENERAL. Neither the Company nor, to the best knowledge of the Shareholder, any of the Schools is in default under any, nor have the Company nor, to the best knowledge of the Shareholder, any of the Schools failed to comply with or is otherwise in violation of, any law, statute, ordinance, regulation (including, without limitation, any local rule or other similar measure promulgated or issued by any board of education, school board or county), order, judgment or decree of any court or other Governmental Authority, and the Premises are in compliance with all laws, statutes, ordinances, regulations, orders, judgments and decrees of any Governmental Authority (other than Environmental Laws which are subject to the provisions of Section 3.12(c) (below) except where the failure to be in compliance (whether individually or in the aggregate) could not have a Material Adverse Effect. Neither the Company nor the Shareholder has any knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. The Company has not received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

                  (b) PERMITS. Set forth in Schedule 3.12(b) hereto is a complete and accurate list of all permits, licenses, approvals, franchises, notices and authorizations issued by Governmental Authorities (collectively the "Permits"), held by the Company or any of the Schools. The Permits set forth in
Schedule 3.12(b) hereto are all the Permits required for the conduct of the

Business. All the Permits set forth in Schedule 3.12(b) hereto are in full force and effect and neither the Company nor, to the best knowledge of the Shareholder, any of the Schools has engaged in any activity which would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or threatened. There are no existing defaults or events of default or events or states of fact which with notice or lapse of time or both would constitute a default by the Company or, to the best knowledge of the Shareholder, any of the Schools under any such Permit. Except as set forth on
Schedule 3.12(b) hereto, the consummation of the transactions contemplated hereby will in no way affect the continuation, validity or effectiveness of the Permits set forth in Schedule 3.12(b) hereto, or require the consent of any Governmental Authority, person or entity .

                  (c) ENVIRONMENTAL, HEALTH AND SAFETY. (i) The Company and, to the best knowledge of the Shareholder, each of the Schools has duly complied with, and the Business and the operation of each of the Schools is being conducted and has been conducted in compliance with, and the real property subject to the leases listed on Schedule 3.9 hereto and the other Real Property, and improvements thereon (all such real property, and improvements thereon, is herein referred to collectively as the "Premises"), are in compliance with all Environmental Laws.

                  (ii) Neither the Company nor, to the best knowledge of the Shareholder, any School has received notice of, and neither the Company nor the Shareholder knows of any facts which might give rise to, any Environmental Claim made or threatened against the Company or any of the Schools.

                  3.13 CONTRACTUAL AND OTHER OBLIGATIONS. (a) Set forth in
Schedule 3.13 hereto is a list of all contracts, agreements, licenses, leases, guarantees (or other agreements relating to contingent obligations of the Company or any School), arrangements (written or oral) and other documents to which the Company or any School is a party, including, without limitation, all amendments thereto, or by which the Company or any School or any of the assets or properties of the Company or any School is subject to or bound; all of the foregoing described in this Section 3.13(a) together with all other contracts, contingent or other obligations, leases, licenses, commitments, plans, insurance policies, and other agreements, instruments or documents to which the Company, any of its assets or properties, or any School is subject to or bound including, without limitation, the School Contracts, being herein collectively referred to as the "Contracts" and singularly referred to as a "Contract."

                  (b) Neither the Company nor, to the best knowledge of the Shareholder, any of the Schools is in default under any Contract and no claim of such a default has been made and no event has occurred which with the giving of notice or the lapse of time or both would constitute such default under any Contract, except for any such defaults (individually or in the aggregate) which could not have a Material Adverse Effect. To the best knowledge of each of the Company and the Shareholder, no other party to any Contract is in default thereunder. Each of the Contracts has been entered into in the ordinary course of business and is at arms' length and on commercially reasonable terms and conditions. The Company has delivered to the Purchaser true and complete copies of each written, and true and complete written descriptions of each oral, Contract. Each of the Contracts is in full force and effect and is a legal, valid and binding obligation of each party thereto. Each of the Company and each

School is a party to each Contract either directly or through a legal, valid and effective assignment which has been entered into in accordance with the terms of such Contract and which is binding and enforceable against the assignor and each other party to each such Contract.

                  3.14 COMPENSATION. Set forth in Schedule 3.14 hereto, with respect to the Company and each School, is a complete and accurate list of (a) all agreements, plans, arrangements or commitments with employees, shareholders, consultants, independent contractors, sales representatives, agents or any family members of any of the foregoing, with regard to compensation, benefits or perquisites, whether individually or collectively, except oral agreements terminable by the Company on not more than 30 days' notice without penalty, and
(b) all full-time and part-time employees, and their respective positions, job categories and salaries. All bonuses heretofore granted to employees of the Company have been paid in full to such employees. Neither the execution of this Agreement nor the transactions contemplated by this Agreement will result in any liability for severance pay or similar payment requirements to any employee, sales representative, independent contractor, consultant, distributor, agent or affiliate of the Company.

                  3.15 EMPLOYEE BENEFIT PLANS. Except as set forth in Schedule
3.15 hereto, the Company does not maintain or sponsor, nor is required to make contributions to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan. All pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), in which the employees participate (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements being hereinafter referred to as the "Benefit Plans") comply with all requirements of the Department of Labor and the Internal Revenue Service, and with all other applicable law, and the Company has not taken or failed to take any action with respect to the Benefit Plans which might create any liability on the part of the Company or the Purchaser. Each "fiduciary" (within the meaning of Section 3(21)(A) of ERISA) as to each Benefit Plan has complied with all requirements of ERISA and all other applicable laws in respect of each such Benefit Plan. The Company has furnished to the Purchaser copies of all Benefit Plans and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service with respect to such Benefit Plans for the three plan years prior to the date hereof, and will furnish the Purchaser with copies of any of the foregoing so filed after the date hereof. Such financial statements and actuarial reports and annual reports and returns are and shall be true, correct and complete, and none of the actuarial assumptions underlying such documents have changed since the respective dates thereof. In addition:

                     (i) The Company does not maintain, sponsor or contribute
                  to, and has never withdrawn from, maintained, sponsored or contributed to a "defined benefit plan" (within the meaning of Section 3(35) of ERISA), a "defined contribution plan" (within the meaning of Section 3(34) of ERISA), or a "multiemployer plan" (within the meaning of Section 3(37) of ERISA);

                     (ii) Reserved.

                     (iii) No "prohibited transaction" (within the meaning of
                  Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Benefit Plan;

                     (iv) No provision of any Benefit Plan or of any agreement, and no act or omission of the Company in any way limits, impairs, modifies or otherwise affects the right of the Company or the Purchaser unilaterally to amend or terminate any Benefit Plan after the Closing, subject to the requirements of applicable law;

                     (v) No policy, plan, program, arrangement, understanding or agreement exists which could result in the payment by the Company or the Purchaser of money or any other property or rights or accelerate or provide any other rights or benefits, to any employee of the Company that would not have been required but for the consummation of the transactions contemplated therein;

                     (vi) Other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto) pending with respect to any Benefit Plan, or any circumstances (including without limitation arising out of the operation or termination of any Benefit Plan) which might give rise to any such action, suit or claim (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto);

                     (vii) All reports, returns and similar documents with
                  respect to the Benefit Plans required to be filed with any Governmental Authority have been so filed on or before their due date or, if not currently due, will be filed when due;

                     (viii) The Company does not have any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under
                  Section 4980B of the Code or Section 601 of ERISA. The Company has complied with all notice and continuation requirements of
                  Section 4980B of the Code and Section 601 of ERISA and the regulations thereunder; and

                     (ix) The Company is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in any payment (whether or not in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code.

                  3.16 LABOR RELATIONS. There have been no violations of any Federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, the Company or, to the best knowledge of the Shareholder, any of the Schools, or the terms and conditions of employment, wages and hours. Neither the Company nor, to the best knowledge of the Shareholder, any School is engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or threatened against the Company or, to the best knowledge of the Shareholder, any of the Schools before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending, threatened against or involving the Company or the Business or, to the best knowledge of the Shareholder, any School. No issue with respect to union representation is pending or threatened with respect to the employees of the Company or, to the best knowledge of the Shareholder, any of the Schools. No union or collective bargaining unit or other labor organization has ever been certified or recognized by the Company or, to the best knowledge of the Shareholder, any of the Schools as the representative of any of the employees of the Company or any of the Schools. The Company has complied with the Workers Adjustment and Retraining Notification Act.

                  3.17 INSURANCE. The Company maintains insurance policies covering all of the assets and properties of the Company (including without limitation all of the Premises) and the various occurrences which may arise in connection with the operation of the Business. Such policies are in full force and effect, all premiums due thereon have been paid in full and the Company has fully complied with the provisions of such policies. A complete and accurate list of all insurance policies of the Company is set forth in Schedule 3.17 hereto. There are no notices of any pending or threatened termination or premium increases with respect to any of such policies. The Company has not had any casualty loss or other occurrence which may give rise to any claim of any kind not covered by insurance and neither the Company nor the Shareholder is aware of any occurrence which may give rise to any claim of any kind not covered by insurance. No third party has filed any claim against the Company for personal injury, property damage or other occurrence of a kind for which liability insurance is generally available which is not fully insured. All claims against the Company covered by insurance have been reported to the insurance carrier on a timely basis and are listed on Schedule 3.17 hereto.

                  3.18 CONDUCT OF BUSINESS; ALLOWANCES. The Company is not restricted from conducting the Business in any manner or location by agreement or court decree. The Company does not have any obligation outside of the ordinary course of business to make allowances to any customers. The Business is conducted entirely through the Company (and not through any other subsidiary, affiliate, partner or any other person or entity) and the Company conducts no other business other than the Business.

                  3.19 PATENTS, TRADEMARKS, ETC. Set forth in Schedule 3.19 is a list and brief description of each of the Company's patents, registered and common law trademarks, service marks, trade names, copyrights and other similar rights and applications for and all contracts, agreements, licenses or other rights with respect to each of the foregoing. The Company owns all unencumbered right, title and interest in and to all such proprietary rights of the Company. The proprietary rights listed on Schedule 3.19 hereto are all such rights necessary to the conduct of the Business as currently conducted; no adverse claims have been made and no dispute has arisen with respect to any of said proprietary rights; the operation of the Business and the use by the Company of its proprietary rights do not involve infringement of any patent, trademark, service mark, trade name, copyright, agreement, license or similar right; and neither the Company nor the Shareholder has received any notice or has any knowledge of any claimed conflict with respect to any of the foregoing, nor are the Company or the Shareholder aware of any claim or assertion that any of the foregoing proprietary rights are invalid or defective in any way or aware of any facts or prior act upon which such a claim or assertion could be based. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will in any way affect the continuation, validity or effectiveness of any such proprietary rights or any contract, agreement, license or other right referred to in Schedule 3.19 hereto or require the consent, waiver, approval, authorization of, notice to, or designation, registration, declaration or filing with, any party or third party in respect of any such proprietary rights, contract, agreement, license or other right.

                  3.20 POWER OF ATTORNEY; BANK ACCOUNTS. The Company has not granted any power of attorney (revocable or irrevocable) to any person, firm or corporation for any purpose whatsoever. Set forth on Schedule 3.20 hereto is a complete and accurate list of (i) the name of each institution in which the Company has a bank account, securities account, safe-deposit box, or any other account, the title and number of such accounts and the names of all persons authorized to draw thereon or have access thereto and (ii) all marketable and other securities and all other notes or other obligations evidenced by written instruments and attributable to, or utilized in, any aspect of the Business and reflected in the Financial Statements or thereafter acquired by the Company.

                  3.21 NO FOREIGN PERSON. The Shareholder is not a foreign person within the meaning of Section 1445(b)(2) of the Code.

                  3.22 BOOKS AND RECORDS. The books and records of the Company are complete and correct, have been maintained in accordance with GAAP consistently applied and in accordance with good business practices and accurately reflect the basis for the financial position and results of operations of the Company set forth in the Financial Statements. True and complete copies of all of such books and records have been and will continue to be made available for inspection by the Purchaser and its representatives.

                  3.23 LITIGATION; DISPUTES. Except as set forth in Schedule
3.23 hereto, there are no claims, disputes, actions, suits, investigations or proceedings pending or, to the knowledge of the Company and the Shareholder, threatened against or affecting the Company or the Business, or, to the best knowledge of the Shareholder, any of the Schools or any of the Premises or any of the other properties or assets of the Company. In particular, except as set forth in Schedule 3.23, but without limiting the generality of the foregoing, there are no applications, complaints, claims or proceedings pending or, to the best knowledge of the Shareholder, threatened against the Company or any School
(a) before any federal, state or local agency or court or otherwise involving charges of illegal discrimination or harassment under any federal or state employment laws or regulations, or (b) before any federal, state or local agency or court or otherwise involving environmental or zoning issues under any federal, state or local environmental or zoning laws or regulations. None of the matters set forth on Schedule 3.23 hereto could (individually or in the aggregate), if adversely determined against the Company or, to the best knowledge of the Shareholder, any School, have a Material Adverse Effect. No such claim, dispute, action, suit, proceeding or investigation has been pending or, to the best knowledge of the Shareholder, threatened during the five-year period preceding the date of this Agreement; and there is no basis for any such claim, dispute, action, suit, investigation or proceeding. Neither the Company nor the Shareholder has any knowledge of any default under any such action, suit or proceeding. Neither the Company nor, to the best knowledge of the Shareholder, any School is in default in respect of any judgment, order, writ, injunction or decree of any Governmental Authority.

                  3.24 INSIDER INTERESTS; INTERCOMPANY TRANSACTIONS. Except as disclosed in Schedule 3.24 hereto, no present or former stockholder, partner, principal, officer, director, trustee, employee or affiliate of the Company or any School or any person, corporation, partnership, trust or other entity in which any such person is an officer, director, trustee, principal, partner or stockholder (a) is presently a party to any transaction or arrangement with the Company or, to the best knowledge of the Shareholder, any School (other than for services as officers, directors or employees of the Company or any School in the ordinary course of business consistent with past practices) or the Shareholder (with respect to the Business), (b) owns any interest in any of the assets or properties of this Company, (c) owns any interest in, controls or is an employee, officer, director or agent of, or consultant to any other entity which is a competitor, supplier or customer or which is a landlord or tenant of the Company or, to the best knowledge of the Shareholder, any School (d) is indebted or liable to, owns any interest in, or owns, holds or has guaranteed any obligation or debt of the Company or, to the best knowledge of the Shareholder, any School.

                  3.25 DISCLOSURE. No representation or warranty made under this Agreement (including the Exhibits and Schedules hereto) or any certificate or other document delivered by the Company or the Shareholder or any representative thereof pursuant hereto, and none of the information furnished by the Company or the Shareholder set forth herein, including the Exhibits or Schedules hereto, or in any document delivered by the Company, the Shareholder or any representative thereof to the Purchaser or any representative of the Purchaser, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

                                  SECTION IV.

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  The Purchaser hereby represents and warrants to the Company and the Shareholder, as of the date hereof and as of the date of the Closing, that:

                  4.1 ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to purchase the Shares.

                  4.2 AUTHORITY. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its covenants and agreements hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and this Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

                  4.3 NO LEGAL BAR; CONFLICTS. Subject to obtaining the consents set forth on Schedule 4.3 hereto, neither the execution and delivery of this Agreement by the Purchaser, nor the consummation of the transactions contemplated hereby by the Purchaser, violates or will violate any provision of the certificate of incorporation or by-laws of the Purchaser or any statute, ordinance, regulation, order, judgment or decree of any court or other Governmental Authority, or conflicts with or will conflict with or results in or will result in any breach or modification of any of the terms of or constitutes or will constitute a default under or results in or will result in the termination of or the creation of any Lien pursuant to the terms of, or will in any way affect the continuation, validity or effectiveness of, any contract or agreement to which the Purchaser is a party or by which the Purchaser or any of its assets is bound.

                                   SECTION V.

                              CERTAIN COVENANTS OF
                 THE SHAREHOLDER, THE COMPANY AND THE PURCHASER

                  5.1 PUBLICITY. Each of the Company and the Shareholder covenants and agrees that any and all publicity (whether written or oral) and notices to third parties concerning the sale of the Shares and other transactions contemplated by this Agreement shall be subject to the prior written approval of the Purchaser, which approval may be withheld in the sole discretion of the Purchaser.

                  5.2 ENCUMBRANCES. The Shareholder covenants and agrees to cause, at the sole expense of the Shareholder, on or prior to the Closing, any and all Liens of any kind whatsoever which affect the assets or properties of the Company or the Business (including without limitation those which affect the Premises) to be released, discharged and terminated in full to the Purchaser's satisfaction

                  5.3 CONFIDENTIAL INFORMATION. The Shareholder acknowledges that after the Closing the Purchaser could be irreparably damaged if the Shareholder's confidential knowledge of the Company, the Business and the operations of the Company were disclosed to or utilized on behalf of any person, firm, corporation or other business entity other than the Purchaser or its affiliates, and the Shareholder covenants and agrees that he will not, following the Closing, without the prior written consent of the Purchaser, disclose (or permit to be disclosed) or use in any way any such confidential information, unless (i) compelled to disclose such confidential information by judicial or administrative process or, in the opinion of its or his counsel, by other requirements of law, (ii) such confidential information is available to the public through no fault of the Shareholder, or (iii) such confidential information becomes available to the Shareholder from a third party who is under no confidential or fiduciary obligation to the Purchaser or its affiliates with respect to such confidential information.

                  5.4 BROKERS AND FINDERS. (a) The Purchaser shall have no obligation to pay any fee or other compensation to any person, firm, corporation or other entity dealt with by the Shareholder or the Company in connection with this Agreement and the transactions contemplated hereby, the fees, expenses and other amounts owing in connection therewith will be the sole responsibility of the Shareholder, and the Shareholder hereby agrees to indemnify and save the Purchaser and the Company harmless from any and all Damages arising from any claim for any such fee or other compensation.

                  (b) The Company and the Shareholder shall have no obligation to pay any fee or other compensation to any person, firm, corporation or other entity dealt with by the Purchaser in connection with this Agreement and the transactions contemplated hereby, and the Purchaser hereby agrees to indemnify and save the Company and the Shareholder harmless from any and all Damages arising from any claim for any such fee or other compensation.

                  5.5 CASH MANAGEMENT. The Shareholder shall cause the checking and all other bank accounts of the Company to maintain on deposit sufficient amounts following the Closing Date (i) to pay in full all checks and drafts of the Company drawn on or prior to the Closing Date and (ii) to pay the reasonably anticipated working capital requirements of the Company for the one month period following the Closing Date.

                  5.6 RADER DATABASE. The Shareholder covenants and agrees (i) to grant to the Purchaser and to any and all entities from time to time controlled by, or under common control with, the Purchaser, and to cause any other person or entity controlled by the Shareholder which may have an interest therein to grant to the Purchaser and to any and all entities from time to time controlled by, or under common control with, the Purchaser, a non-exclusive, perpetual, royalty-free, fully-paid license with respect to any proprietary software, database technology and other proprietary information useful to or used in interfacing connections with school board databases and the preparation of certain reports (the "Rader Database"), whether or not currently under development by the Shareholder or such other controlled person or entity and
(ii) to execute and deliver or cause to be executed and delivered to the Purchaser such documentation reasonably requested and acceptable to the Purchaser to effectuate the intent of the foregoing.

                                   SECTION VI.

                                     CLOSING

                  6.1 TIME AND PLACE OF CLOSING. The closing of the purchase and sale of the Shares as set forth herein (the "Closing") shall be held at 10:00 A.M. at the offices of Clark, Partington, Hart, Larry, Bond, Stackhouse & Stone, One Pensacola Plaza, Suite 800, 125 West Romana Street, Pensacola, Florida within five business days after the date on which all other conditions precedent set forth in Sections VII and VIII hereof have been satisfied or waived, or, in any event, at such other time, date and place as the parties shall mutually agree (the "Closing Date").

                  6.2 DELIVERY OF THE SHARES. Delivery of the Shares shall be made by the Shareholder to the Purchaser at the Closing by one or more original certificates in negotiable form, representing the Shares. Each such certificate evidencing the Shares shall be duly endorsed in blank, or be accompanied by stock transfer powers duly executed in blank, and shall be accompanied by all requisite documentary or stock transfer taxes affixed thereto and cancelled.

                                  SECTION VII.

               CONDITIONS TO THE SHAREHOLDER'S OBLIGATION TO CLOSE

                  The obligations of the Shareholder to sell the Shares and otherwise consummate the transactions contemplated by this Agreement at the Closing are subject to the following conditions precedent, any or all of which may be waived by the Shareholder in his sole discretion, and each of which the Purchaser hereby agrees to use its best efforts to satisfy at or prior to the
Closing:

                  7.1 NO LITIGATION. No action, suit or proceeding against the Company, the Business or the Shareholder relating to the consummation of any of the transactions contemplated by this Agreement including, without limitation any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

                  7.2 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties made by the Purchaser herein shall be true and correct as of the date of the Closing with the same force and effect as though such representations and warranties had been made as of the date of the Closing, and on the date of the Closing, the Purchaser shall deliver to the Shareholder a certificate dated the date of the Closing to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Purchaser on or before the date of the Closing shall have been duly complied with and performed, and on the date of the Closing, the Purchaser shall deliver to the Shareholder a certificate dated the date of the Closing to such effect.

                  7.3 OPINION OF THE PURCHASER'S COUNSEL. The Company shall have received an opinion of Haythe & Curley, counsel for the Purchaser, delivered to the Shareholder pursuant to the instructions of the Purchaser, dated the date of the Closing, in form and substance satisfactory to the Shareholder and his counsel.

                                 SECTION VIII.

                CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE

                  The obligation of the Purchaser to purchase the Shares and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Purchaser in its sole discretion, and each of which the Company and the Shareholder hereby agree to use their best efforts to satisfy at or prior to the Closing:

                  8.1 NO LITIGATION. No action, suit or proceeding against the Company, the Business, the Shareholder or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement including, without limitation, any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

                  8.2 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties made by each of the Company and the Shareholder herein shall be true and correct at and as of the date of the Closing with the same force and effect as though such representations and warranties had been made at and as of the date of the Closing, and on the date of the Closing, the Shareholder shall deliver to the Purchaser a certificate dated the date of the Closing to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by each of the Company and the Shareholder on or before the date of the Closing shall have been duly complied with and performed, and on the date of the Closing, the Shareholder shall deliver to the Purchaser a certificate dated the date of the Closing to such effect.

                  8.3 OTHER CERTIFICATES. The Purchaser shall have received such other certificates (including good standing and tax clearance certificates and certified copies of articles of incorporation and by-laws for each of RGIF and
RGIC), instruments and other documents, in form and substance satisfactory to the Purchaser and counsel for the Purchaser, as it shall have reasonably requested in connection with the transactions contemplated hereby.

                  8.4 EMPLOYMENT AGREEMENT. The Shareholder shall have entered into the Employment Agreement with the Purchaser.

                  8.5 OPINION OF THE COMPANY'S AND THE SHAREHOLDER'S COUNSEL. The Purchaser shall have received an opinion of Clark, Partington, Hart, Larry, Bond, Stackhouse & Stone, counsel for the Company and the Shareholder, delivered to the Purchaser pursuant to the instructions of the Company and the Shareholder, dated the date of the Closing, in form and substance satisfactory to the Purchaser and its counsel.

                  8.6 SALE OF ALL OF THE SHARES. All the Shares shall be sold and delivered to the Purchaser (or its designee) at the Closing, free and clear of all Liens.

                  8.7 DUE DILIGENCE. The Purchaser shall have obtained, to its sole satisfaction, satisfactory Phase I, Phase II (if any) and other environmental studies and satisfactory engineering and other reports and information as may be necessary for the Purchaser's completion of its due diligence investigations.

                  8.8 CONSENTS. The Purchaser shall have received the consents set forth on Schedule 4.3 hereto and evidence satisfactory to the Purchaser of receipt by the Company and the Shareholder of the consents of third parties as set forth in Schedule 3.3 hereto, in each case which consents shall not provide for the acceleration of any liabilities or any other detriment to the Purchaser, the Company, the Business, the assets and properties of the Company or any School, and shall be in form and substance satisfactory to the Purchaser.

                  8.9 MERGER. The Purchaser shall have received such certificates, certified resolutions, documents and other evidence satisfactory to it that prior to the Closing RGIC shall have merged with and into RGIF, with RGIF as the surviving corporation.

                                  SECTION IX.

                                 INDEMNIFICATION

                  9.1 INDEMNIFICATION BY THE SHAREHOLDER. The Shareholder shall indemnify and hold harmless each of the Purchaser Indemnified Parties from and against any and all Damages which are sustained or incurred by any of the Purchaser Indemnified Parties in connection with or by reason of (i) the breach by the Company or the Shareholder of any of their respective covenants, agreements or obligations hereunder, or under any of the other certificates, agreements or other documents delivered by any such person in connection herewith, (ii) the breach or inaccuracy of any of the representations or warranties made by the Company or the Shareholder herein (including in any Exhibit or Schedule hereto), or in any certificate, agreement or other document delivered pursuant hereto by the Company or the Shareholder, (iii) the imposition of any Tax on account of any "excess benefit transaction" within the meaning of ss.4958(c) of the Code, payable by the Company, any Purchaser Indemnified Party or any "disqualified person" within the meaning of ss.4958(f)(1) of the Code or (iv) the failure by RGIF to make and file a valid and timely election pursuant to Section 1362 of the Code to be treated as an S corporation, as such term is defined in Section 1361 of the Code, for federal and any applicable state and local tax purposes, including, without limitation, any Damages relating to the imposition of any Tax imposed on RGIF for any taxable year or period ending on or before the Closing Date resulting therefrom. In addition and without limiting the Purchaser's rights to indemnification hereunder, the Purchaser shall have the right from time to time to set off the amount of any of the Purchaser's Damages against any of the Earn Out Payments (or any portion thereof).

                  9.2 INDEMNIFICATION BY THE PURCHASER. The Purchaser shall indemnify and hold harmless each of the Shareholder Indemnified Parties from and against any and all Damages sustained or incurred by any of the Shareholder Indemnified Parties in connection with or by reason of (i) the breach by the Purchaser of any of its covenants, agreements or obligations hereunder or under any of the other certificates, agreements or other documents delivered by the Purchaser in connection herewith and (ii) the breach or inaccuracy of any of the representations or warranties made by the Purchaser herein, or in any certificate, agreement or other document delivered pursuant hereto by the Purchaser.

                  9.3 PROCEDURE FOR INDEMNIFICATION. (a) In the event that any Shareholder Indemnified Party, on the one hand, or any Purchaser Indemnified Party, on the other hand, shall sustain or incur any Damages in respect of which indemnity may be sought by such party pursuant to this Section IX or any other provision of this Agreement (each, an "Indemnification Matter"), the party indemnified hereunder (the "Indemnitee") shall notify the party(s) providing indemnification (collectively, the "Indemnitor") by sending written notice to the Indemnitor (each, an "Indemnity Notice"). In the case of an Indemnification Matter involving a third party claim, which, if successful, could result in an indemnity payment hereunder, an Indemnity Notice shall be given within 60 days after the discovery by an Indemnitee of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the defense of such action is materially prejudiced or materially adversely affected by such delay or failure to notify.

                  (b) In the case of third party claims, the Indemnitee shall give the Indemnitor a reasonable opportunity (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee (provided such are pursued in a professional and diligent manner),
(ii) to take all other reasonable steps or proceedings to settle or defend any such claims, provided that the Indemnitor shall not settle any such claim which is solely for money damages without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, and shall not settle any other such third party claim without the prior written consent of the Indemnitee (including, without limitation, if such claim seeks or such settlement imposes equitable remedies or injunctive relief on the Indemnitee), and (iii) to employ counsel designated by the Indemnitor (which counsel shall not be an employee of the Indemnitor or any affiliate thereof) and reasonably satisfactory to the Indemnitee to contest any such claim or liability in the name of the Indemnitee or otherwise. The Indemnitor shall, within 20 days of receipt of an Indemnity Notice of such claim (the "Indemnity Notice Period"), give written notice to the Indemnitee of its intention to assume the defense of such claim. If defendants in any action include any Indemnitee and any Indemnitor and any Indemnitee shall have been advised by its counsel that there may be legal defenses available to such Indemnitee which are different from or in addition to those available to any Indemnitor, or if a conflict of interest exists between any Indemnitee and any Indemnitor, then in either case, the Indemnitee shall have the right to employ its own counsel in such action, and, in such event (or in the event that the Indemnitor does not timely assume the defense within the Indemnity Notice Period as provided in the immediately succeeding sentence), the reasonable fees and expenses of the Indemnitee's counsel shall be borne by the Indemnitor and shall be paid by the Indemnitor from time to time within 20 days of receipt of appropriate invoices therefor. If the Indemnitor does not deliver to the Indemnitee within the Indemnity Notice Period written notice that the Indemnitor shall assume the defense of any such claim or litigation resulting therefrom pursuant to and in accordance with the provisions of this Section IX, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate, all at the expense of the Indemnitor. The costs and expenses of all proceedings, contests or lawsuits and all other Damages sustained or incurred with respect to such claims, proceedings or litigations shall be borne solely by the Indemnitor. In the event that the Indemnitor does timely assume the defense as provided above, the Indemnitee shall have the right to fully participate in such defense (including, without limitation, with counsel of its choice), at its sole expense (except as otherwise provided herein), and the Indemnitor shall reasonably cooperate with the Indemnitee in connection with such participation, and in all cases the Indemnitor shall keep the Indemnitee fully informed as to all matters concerning each third party claim and shall promptly notify the Indemnitee in writing of any and all significant developments relating thereto. Within five business days after the occurrence of an order or other determination with respect to each third party claim by any court, panel of arbitrator(s) or Governmental Authority having jurisdiction thereof, the Indemnitor shall pay the Indemnitee the amount of Damages sustained or incurred by the Indemnitee which have not theretofore been paid to the Indemnitee as provided above.

                  (c) In the event that an Indemnification Matter does not involve a third party claim, the Indemnitor shall within 30 days after the date of an Indemnity Notice pay to the Indemnitee the amount of Damages payable pursuant to Section 9.1 or 9.2 hereof, as the case may be, and which are at the time sustained or incurred by the Indemnitee and shall thereafter pay any other Damages payable pursuant to Section 10.1 or 10.2 hereof, as the case may be, and related to the same Indemnity Notice on demand.

                  9.4 SUBROGATION. The Shareholder shall not be subrogated to any or all rights of any Purchaser Indemnified Party(s) with respect to any Damages for which the Purchaser Indemnified Party(s) has been indemnified by the Shareholder or the Company hereunder (all of which rights of subrogation are expressly hereby irrevocably and unconditionally waived and released by the Shareholder and the Company). Without limiting the generality of the foregoing, it is expressly understood and agreed that the Shareholder shall not be entitled to any indemnification, right of contribution or other right of recovery from the Company in connection with any claim made by any Purchaser Indemnified Party(s) against the Shareholder hereunder, all of which are hereby irrevocably and unconditionally waived and released by the Shareholder. No Purchaser Indemnified Party shall be required to make any claim against any other person or entity or to take any other action in order to pursue any claim against the Shareholder or the Company.

                  9.5 VALIDITY. The indemnification agreements provided for in this Section IX shall apply notwithstanding any investigation made at any time by or on behalf of any party hereto.

                  9.6 TIME PERIODS FOR REPRESENTATION AND WARRANTY INDEMNIFICATIONS. The representations and warranties contained in or made pursuant to this Agreement shall expire on the second anniversary of the Closing, provided that the representations and warranties contained in Section
3.11 hereunder shall survive for the applicable statute of limitations and the representations and warranties contained in Section 3.4, and all covenants and agreements hereunder shall survive indefinitely, and provided further that if written notice is properly given under this Section IX with respect to any alleged breach or inaccuracy of a representation or warranty to which such party is entitled to be indemnified hereunder prior to the applicable expiration date, such representation or warranty shall continue indefinitely until the applicable claim is finally resolved.

                  9.7 LIMITS ON INDEMNIFICATION. Subject to the final sentence of this Section 9.7, no Purchaser Indemnified Party and no Shareholder Indemnified Party shall be entitled to indemnification pursuant to Section 9.1(ii) (other than with respect to a breach of any representation and warranty contained in Section 3.10(a) and 3.11 hereof with respect to which the limitation in this Section 9.7 shall not apply) or Section 9.2(ii) respectively, hereof unless and until the aggregate amount of all Damages sustained or incurred by all Purchaser Indemnified Parties and all Shareholder Indemnified Parties, as the case may be, to which the indemnity set forth in Section 9.1(ii) or Section 9.2(ii), respectively, relates exceeds an aggregate amount (the "Basket Amount") equal to $50,000. If such Damages exceed the Basket Amount, then the Purchaser's liability for indemnification under Section 9.2(ii) and the aggregate liability of the Company and the Shareholder for indemnification under
Section 9.1(ii), as the case may be, shall be limited to the amount of such Damages sustained or incurred which exceeds the Basket Amount for all Damages in excess of such amount.

                                   SECTION X.

                            NON-COMPETITION AGREEMENT

                  10.1 SOLICITATION OF EMPLOYEES. Prior to the Closing Date, neither the Company nor the Shareholder nor any of their respective affiliates will, directly or indirectly, through any agent or otherwise, solicit the employment of any of the employees of the Company or discourage any such employees from remaining employed with the Company after the Closing.

                  10.2 NONCOMPETITION. The Shareholder hereby covenants and agrees, for the benefit of the Purchaser and the Company and each of its successors and assigns, that neither of them nor any of their affiliates will, during the period commencing on the Closing Date and ending on the third anniversary of the Closing Date:

                  (a) engage, directly or indirectly, whether as principal, consultant, manager, operator, licensor, lessor, joint venturer, employee, partner, agent, stockholder, limited partner or other investor or owner (other than an investment of not more than one percent (1%) of the stock or equity of any corporation the capital stock of which is listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market), in any activity or business venture which is in competition with the Purchaser or the Company or any other member of the Purchaser Group engaged in the Business or any similar line of business, including, without limitation, any activity or business venture which involves the sale, lease, license or other transfer of any proprietary software or other intellectual property of any kind to any person or entity engaged in the Business or any similar line of business; or

                  (b) use, divulge or transfer to any person, partnership, corporation or other entity any trade secrets, customer lists or other confidential or proprietary information with respect to the Purchaser, the Company or the Business or any other member of the Purchaser Group; or

                  (c) directly or indirectly, through any agent or otherwise, solicit or entice or endeavor to solicit or entice the employment of any person who is or was an employee of the Purchaser or any other member of the Purchaser Group at any time during the period commencing on the date hereof and ending on the third anniversary of the Closing Date, either for its or his own account or for any individual, firm, corporation or other entity.

                  Notwithstanding the foregoing, and subject to the terms and conditions of the Employment Agreement, nothing herein shall be deemed to prevent the Shareholder during the three-year period commencing on the Closing Date from working as an educator, or from investing as an equity holder in an entity that provides education, provided that any and all such activities or entities do not compete with, or are not in competition with, the Purchaser or its subsidiaries or their respective businesses.

                  10.3 EQUITABLE RELIEF. In the event of a breach or threatened breach of any of the provisions of this Section X, the Shareholder hereby consents and agrees that the Purchaser shall be entitled to an injunction or similar equitable relief from any court of competent jurisdiction restraining such person from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by such person under any of such provisions, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. Nothing herein shall be construed as prohibiting the Purchaser from pursuing any other remedies at law or in equity which it may have.

                  The parties hereto agree that if in any proceeding the court or other authority shall refuse to enforce the covenants herein set forth because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

                                  SECTION XI.

                                  MISCELLANEOUS

                  11.1 NOTICES. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopy, sent by Federal Express or other nationally recognized overnight carrier, or sent by registered or certified mail, postage prepaid, as follows:

                           (1)      If to the Shareholder:

                                    1409 Players Club Circle
                                    Gulf Breeze, Florida 32561
                                    Telecopy No.: (850) 934-5301

                                    with a copy to:

                                    Clark, Partington, Hart, Larry,
                                      Bond, Stackhouse & Stone
                                    One Pensacola Plaza, Suite 800
                                    125 West Romana Street
                                    Pensacola, Florida 32591-3010
                                    Attention: Robert D. Hart, Jr., Esq.
                                    Telecopy No.: (850) 432-7340

                           (2)      If to the Purchaser:

                                    Ramsay Health Care, Inc.
                                    One Alhambra Plaza, Suite 750
                                    Coral Gables, Florida 33134
                                    Attention: Chief Executive Officer
                                    Telecopy No.: (305) 567-1169
                                    with copies to:

                                    Haythe & Curley
                                    237 Park Avenue
                                    New York, New York 10017
                                    Attention: Joseph J. Romagnoli, Esq.
                                    Telecopy No.: (212) 682-0200

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, telecopied or by overnight courier, and three (3) business days after the date of mailing, if mailed by certified mail, return receipt requested.

                  11.2 ENTIRE AGREEMENT. This Agreement (including Annex A, the Exhibits and Schedules hereto) and the documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties, including, without limitation, the letter of intent dated August 18, 1998 between the Company, the Shareholder, and Ramsay, and no amendment or modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

                  11.3 FURTHER ASSURANCES. The Shareholder, on the one hand, and the Purchaser, on the other hand, shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other to carry out and consummate the transactions contemplated by this Agreement. In addition, without limiting the generality of the foregoing, the Shareholder covenants and agrees that, at the request of the Purchaser, the Shareholder shall fully cooperate with and assist the Purchaser and its representatives (including, without limitation, its counsel and independent auditors) in connection with any audit or other matter relating to the Financial Statements or other financial statements or the books and records relating thereto or to the operation of the Business, including, without limitation, so that financial statements (including financial statements relating to the Business) can be presented in conformity with the accounting rules of Regulation S-X or otherwise in connection with the preparation of any and all Tax Returns by the Purchaser, the Company or any other member of the Purchaser Group, for any period (or portion thereof) ending on or before (or including) the Closing Date or in connection with any Tax audit, examination or proposed or final assessment or the like (including without limitation any Tax claim) relating to any aspect of the Company or the Business, and the Shareholder will make available and provide the Purchaser and its representatives (including, without limitation, counsel and independent auditors) with access to all of the Shareholder's books and records relating to any aspect of the Company or the Business, including but not limited to all information, files, documents and records (written and computer) (including the Shareholder's personal files and tax returns and work papers) relating to any aspect of the Company or the Business for any and all periods ending prior to or including the Closing Date.

                  11.4 EXPENSES. Except as specifically set forth herein, each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby whether or not the Closing occurs, except that the Shareholder shall pay any and all out-of-pocket costs and expenses incurred by the Company and/or the Shareholder on or prior to the Closing Date (including, without limitation, all legal, accounting and other professional fees and expenses) in connection with the sale of the Shares and the other transactions contemplated hereby (it being understood and agreed that such out-of-pocket costs and expenses shall not include salaries of the employees of the Company).

                  11.5 INJUNCTIVE RELIEF. (a) Notwithstanding the provisions of
Section 11.6 hereof, in the event of a breach or threatened breach by the Shareholder of the provisions of Section 5.3 or Section X of this Agreement or in the event of a breach or threatened breach by the Shareholder or the Company of any of their other obligations hereunder, including, without limitation, the Company's and the Shareholder's obligations to close the transactions contemplated hereby, each of the Shareholder and the Company hereby consents and agrees that the Purchaser shall be entitled to an injunction or similar equitable relief restraining the Shareholder or the Company from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the Shareholder or the Company under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security.

                  (b) The parties hereto hereby consent to the jurisdiction of the Federal courts for the Southern District of Florida for any proceedings under this Section 11.5, and each of the Shareholder, the Company and the Purchaser further agrees that the service of process or of any other papers upon them or any of them by registered mail at their respective addresses set forth herein shall be deemed good, proper and effective service upon them. The parties hereto agree that the availability of arbitration in Section 11.6 hereof shall not be used by any party as grounds for the dismissal of any injunctive actions instituted by the Purchaser pursuant to this Section 11.5. Nothing herein shall be construed as prohibiting the Purchaser from pursuing any other remedies at law or in equity which it may have.

                  11.6 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall, except as provided in Sections 2.2(b) or 11.5 hereof, be settled by arbitration in Miami, Florida by a panel of three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, and the parties hereto hereby consent to the jurisdiction of the federal and state courts in Florida for this purpose.

                  11.7 INVALIDITY. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

                  11.8 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Purchaser, respectively, and the legal representatives and heirs of the Shareholder. This Agreement shall not be assignable by any of the parties hereto, except that the Purchaser may assign any of its rights or interests hereunder (a) to one or more members of the Purchaser Group (b) in connection with a sale of all or substantially all of the assets of the Purchaser or any of its direct or indirect corporate parents, or direct or indirect consolidated subsidiaries or (c) to any bank or other financial institution which has extended credit to any member of the Purchaser Group. Neither the Company nor the Shareholder may assign any of their respective rights, interests or obligations under this Agreement. Any attempted assignment in violation of this
Section 11.8 shall be null and void.

                  11.9 GOVERNING LAW. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the State of Florida, without regard to the conflicts of laws provisions thereof.

                  11.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  11.11 KNOWLEDGE. Whenever used in this Agreement, the words "to the knowledge of the Company," "to the knowledge of the Shareholder," "to the best knowledge of the Shareholder" or similar words or phrases shall mean the actual knowledge or awareness of the Company or the Shareholder, it being understood and agreed that such knowledge or awareness of the Company or the Shareholder, for purposes hereof, shall also be attributed to the other.

                  11.12 INDEPENDENCE OF COVENANTS AND REPRESENTATIONS, SCHEDULES, ETC. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder. Section references in the Schedules refer to the specific Section of the Agreement with respect to which the Company or the Shareholder are making a disclosure. A disclosure under one Section referenced in the Schedule relates only to the Section of the Agreement referenced, and not to any other Section of the Agreement, unless expressly so stated, or a cross-reference is made from one Section of the Schedule to another Section of the Schedule.

                  11.13 INTERPRETATION. The parties hereto agree that this Agreement is the product of negotiations between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentum.

                  11.14 GENDER AND NUMBER. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity or number of the person, persons, entity or entities may require.

                  11.15 HEADINGS. The headings to the Sections of this Agreement have been inserted solely for convenience of reference and shall not modify, define or limit the express provisions of this Agreement.



                                      * * *

                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                                            THE RADER GROUP, INC., A FLORIDA
                                            CORPORATION


                                            By:
                                               ---------------------------------
                                               Name: Bill T. Rader
                                               Title: President

                                            THE RADER GROUP, INC., A COLORADO
                                            CORPORATION

                                            By:
                                               ---------------------------------
                                               Name: Bill T. Rader
                                               Title: President



                                            ------------------------------------
                                            Bill T. Rader



                                            RAMSAY EDUCATIONAL SERVICES, INC.



                                            By:
                                               ---------------------------------
                                                Name:  Marcio Cabrera
                                                Title: Vice President

                                                                         ANNEX A

                              INDEX OF DEFINITIONS



                  Certain Definitions. The following terms when used herein shall have the meanings assigned to them below (certain other terms are defined elsewhere in the Agreement):

                  "Additional Subsidiary" shall mean any entity acquired, incorporated or formed as a direct or indirect subsidiary of the Purchaser after the Closing Date, which entity's results of operations are to be included in the calculation of EBITDA for any applicable period with the written consent of the Shareholder, which consent shall not be unreasonably withheld or delayed.

                  "Balance Sheet" shall have the meaning set forth in Section 3.5(a) hereof.

                  "Balance Sheet Date" shall mean the date of the Balance Sheet.

                  "Benefit Plans" shall have the meaning set forth in Section
3.15 hereof.

                  "Business" shall have the meaning set forth in the recitals hereof.

                  "Closing" shall have the meaning set forth in Section 6.1 hereof.

                  "Closing Date" shall have the meaning set forth in Section 6.1 hereof.

                  "Closing Purchase Price" shall have the meaning set forth in
Section 2.1 hereof.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Company" shall have the meaning set forth in the recitals hereof and shall mean and include each of RGIF and RGIC individually and collectively.

                  "Company Indebtedness" shall mean all obligations and liabilities created, issued or incurred by the Company for borrowed money, including without limitation, bank loans, mortgages, notes payable, capital lease obligations, guarantees of indebtedness of others, and all principal, interest, fees, prepayment penalties or other amounts due or owing with respect thereto.

                  "Contracts" shall have the meaning set forth in Section 3.13(a) hereof, and shall also include all School Contracts for all purposes hereof.

                  "Damages" shall mean any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and expenses, including without limitation, reasonable fees and disbursements of counsel sustained or incurred by the Purchaser Indemnified Parties (or any of them) or the Shareholder Indemnified Parties (or any of them), as the case may be, in any action, dispute, claim or proceeding between any of the Purchaser Indemnified Parties, on the one hand, and any of the Shareholder Indemnified Parties, on the other hand, or involving a third-party claim against any of the Purchaser Indemnified Parties or any of the Shareholder Indemnified Parties, as the case may be, and other out-of-pocket costs and expenses incurred in connection with investigating, preparing or defending any action, suit or proceeding, commenced or threatened, or any claim whatsoever.

                  "Debt Documents" shall mean all agreements, promissory notes, security instruments and other documents to which the Company or any of the assets or properties of the Company is subject to or bound and which relate to Company Indebtedness.

                  "Debt Holder" shall mean each holder of Company Indebtedness.

                  "Dispute Notice" shall have the meaning set forth in Section 2.2(b) hereof.

                  "Disputed Matters" shall have the meaning set forth in Section 2.2(b)(ii) hereof.

                  "Dispute Notice" shall have the meaning set forth in Section 2.2(b)(ii) hereof.

                  "Dispute Period" shall have the meaning set forth in Section 2.2(b)(ii) hereof.

                  "Earn Out Payments" shall mean the First Earn Out Payment, the Second Earn Out Payment, the Third Earn Out Payment and the Fourth Earn Out Payment.

                  "EBITDA" shall mean the aggregate amount of consolidated net income or net loss of the Purchaser, the Company and any Additional Subsidiary for the applicable 12-month or other period determined in accordance with GAAP
(A) before the deduction of interest expenses paid or accrued by the Purchaser and its subsidiaries with respect to such period, (B) before the deduction of income and excess profits taxes of or attributable to the Purchaser and its subsidiaries paid or accrued by the Purchaser and its subsidiaries with respect to such period, (C) before the deduction of depreciation and amortization of goodwill of the Purchaser and its subsidiaries for such period, (D) before the deduction of management or similar fees paid to Ramsay or any of its affiliates by the Purchaser and its subsidiaries, (E) before the deduction of any loss arising from sales by the Purchaser or any of its subsidiaries of fixed assets and investments and before the inclusion of any gains arising from sales by the by the Purchaser or any of its subsidiaries of fixed assets and investments, with all items referred to in subsections (A) through (E) in this definition determined in accordance with GAAP; provided, however, it is understood and agreed that (i) EBITDA shall be determined after the deduction of all the Purchaser's share of allocated expenses for corporate overhead for expenses for unaffiliated third-party services (e.g., insurance expenses, legal and accounting expenses, payroll services, etc.) and (ii) solely with respect to the period comencing on the Closing Date and ending June 30, 1999, EBITDA shall be determined before the deduction of any net loss of the Purchaser (but not its subsidiaries) with respect to such period.

                  "EBITDA Notice" shall have the meaning set forth in Section 2.2(b)(i) hereof.

                  "Environmental Claim" means any claim by any person or entity alleging potential liability (including without limitation potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the generation, treatment, storage, transportation or recycling of any Hazardous Substances or the presence, or release, discharge, disposal or emission into the environment, of any Hazardous Substances at the Premises or any Former Premises or any other real property, whether or not presently or formerly owned or leased by the Company or the Shareholder or (B) any violation, or alleged violation, of any Environmental Laws.

                  "Environmental Laws" means all federal, state, local and foreign laws, rules and regulations relating to pollution or protection of the environment (including ambient air, surface water, ground eater, land surface or subsurface strata) or any health and safety matters or the protection of human health and safety matters or the protection of human health from environmental hazards, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacturer, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

                  "Financial Statements" shall have the meaning set forth in
Section 3.5(a) hereof.

                  "Fifth Earn Out Payment" shall be equal to $750,000, in the event EBITDA for the 12-month period ending June 30, 2003 equals or exceeds $1,100,000; provided, however, that in the event that EBITDA for such period is in excess of $880,000 but less than $1,100,000, then the Fifth Earn Out Payment shall be equal to $600,000.

                  "First Earn Out Payment" shall be equal to the amount of EBITDA for the period commencing on the Closing Date and ending on June 30, 1999 up to a maximum amount of $250,000, provided that EBITDA for such period equals or exceeds $187,500.

                  "Former Premises" shall have the meaning set forth in Section 3.12(c)(iv) hereof.

                  "Fourth Earn Out Payment" shall be equal to $750,000, in the event EBITDA for the 12-month period ending June 30, 2002 equals or exceeds $1,000,000; provided, however, that in the event that EBITDA for such period is in excess of $800,000 but less than $1,000,000, then the Fourth Earn Out Payment shall be equal to $600,000.

                  "GAAP" shall mean generally accepted accounting principles.

                  "Governmental Authority" shall mean the collective reference to any court, tribunal, government, or governmental or administrative agency, authority or instrumentality, federal, state or local, or domestic or foreign.

                  "Hazardous Substances" shall have the meaning set forth in
Section 3.12(c)(ii) hereof.

                  "Indemnification Matter" shall have the meaning set forth in
Section 9.3(a) hereof.

                  "Indemnitee" shall have the meaning set forth in Section 9.3(a) hereof.

                  "Indemnitor" shall have the meaning set forth in Section 9.3(a) hereof.

                  "Indemnity Notice" shall have the meaning set forth in Section 9.3(a) hereof.

                  "Indemnity Notice Period" shall have the meaning set forth in
Section 9.3(a) hereof.

                  "Information Technology" shall mean, with respect to the Company, any and all computer software, computer firmware, computer hardware and similar or related items of automated, computerized, or software and hardware system(s) included in the assets and properties of the Company that are used or relied on by the Company in the conduct of the Business.

                  "Liens" shall mean all liens, mortgages, charges, security interests, covenants, easements, restrictions, adverse claims or other encumbrances of any kind whatsoever and howsoever arising.

                  "Management Agreement" shall have the meaning set forth in
Section 8.9 hereof.

                  "Material Adverse Effect" shall mean a material adverse effect on the businesses, properties, assets, condition (financial or other), results of operations or prospects of the Company or any School.

                  "Payment Dates" shall have the meaning set forth in Section 2.2(a) hereof.

                  "Permits" shall have the meaning set forth in Section 3.12(b) hereof.

                  "Premises" shall have the meaning set forth in Section 3.12(c) hereof.

                  "Profit and Loss Statements" shall have the meaning set forth in Section 3.5(a) hereof.

                  "Purchase Price" shall have the meaning set forth in Section
2.1 hereof.

                  "Purchaser" shall have the meaning set forth in the recitals hereof.

                  "Purchaser Group" shall mean, collectively, the Purchaser and its subsidiaries, affiliates and direct and indirect parent entities including, without limitation, Ramsay and its subsidiaries.

                  "Purchaser Indemnified Parties" shall mean the Purchaser, RGIC, RGIF and Ramsay and each of their respective employees, officers, directors, stockholders, affiliates, agents and representatives.

                  "Rader Database" shall have the meaning set forth in Section
5.6 hereof.

                  "Ramsay" shall have the meaning set forth in Section 1.3 hereof.

                  "Real Property" shall have the meaning set forth in Section
3.9 hereof.

                 "School" shall mean each of (i) Okaloosa Academy, Inc., a Florida not-for-profit corporation ("OAI") and the charter school in Okaloosa County, Florida (the "Okaloosa County School") owned and operated by OAI, (ii) Rader Schools, Incorporated, a Florida not-for-profit corporation ("RSI") and the charter school in Duval County, Florida (the "Duval County School") owned and operated by RSI, (iii) RSI and the charter school in Orange County, Florida (the "Orange County School") owned and operated by RSI, and (iv) RSI and the charter school in Santa Rosa County, Florida (the "Santa Rosa County School") owned and operated by RSI.

                  "School Contract" shall mean each of (i) the Charter School Contract dated May 27, 1997 between The School Board of Okaloosa County, Florida and OAI with respect to the Okaloosa County School, (ii) the Charter School Application submitted January 19, 1998 by RSI for the purpose of entering into a charter school contract with the School Board of Duval County, Florida with respect to the Duval County School, (iii) the Agreement dated as of June 16, 1998 between the School Board of Orange County, Florida and RSI with respect to the Orange County School, and (iv) the Charter School Contract between The School Board of Santa Rosa County, Florida and RSI dated as of April 2, 1998 with respect to the Santa Rosa County School.

                  "Second Earn Out Payment" shall be equal to $500,000, in the event EBITDA for the 12-month period ending June 30, 2000 equals or exceeds $750,000; provided, however, that in the event that EBITDA for such period is in excess of $562,500 but less than $750,000, then the Second Earn Out Payment shall be equal to the product of (A) the amount of EBITDA for the 12-month period ending June 30, 2000 divided by $750,000 multiplied by (B) $500,000.

                  "Shareholder" shall have the meaning set forth in the recitals hereof.

                  "Shareholder Indemnified Parties" shall mean the Shareholder and his heirs, representatives, successors, agents and representatives.

                  "Taxes" shall have the meaning set forth in Section 3.11(a) hereof.

                  "Tax Returns" shall have the meaning set forth in Section 3.11(a) hereof.

                  "Third Earn Out Payment" shall be equal to $700,000, in the event EBITDA for the 12-month period ending June 30, 2001 equals or exceeds $900,000; provided, however, that in the event that EBITDA for such period is in excess of $720,000 but less than $900,000, then the Third Earn Out Payment shall be equal to $560,000.